THE MCGRAW-HILL COMPANIES REPORTS 22.5% INCREASE IN 2007 EPS
NEW YORK, Jan. 24 /PRNewswire-FirstCall/ — The McGraw-Hill Companies (NYSE: MHP) today reported 2007 diluted earnings per share of $2.94, an increase of 22.5% versus $2.40 in 2006. The 2007 results include a $0.03 diluted per share gain on the divestiture of a mutual fund data business and an $0.08 restructuring charge mainly for employee severance costs for a reduction of 611 positions. The 2006 results included a one-time charge of $0.04 for the elimination of the Company’s stock option restoration program, a $0.06 charge for restructuring, and $0.04 for a deferral of revenue for the transformation of Sweets from primarily a print catalog to a bundled print and online service.

Net income for 2007 increased 14.9% to $1.0 billion compared to 2006. Revenue in 2007 grew by 8.3% to $6.8 billion versus 2006.

Including the $0.08 restructuring charge in the fourth quarter of 2007, diluted earnings per share for the period were $0.43 compared to $0.56 in 2006, which included a $0.03 restructuring charge.

Net income for the fourth quarter of 2007 was $140.6 million versus $204.8 million in 2006. Revenue declined 1.5% to $1.6 billion in the fourth quarter of 2007.

“We promised and produced a double-digit gain in earnings per share and margin improvement in Financial Services and McGraw-Hill Education in 2007 despite challenging conditions,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. “In the fourth quarter, our diversification strategy at Financial Services helped buffer us against the steep downturn in capital markets. A solid fourth quarter finish in the U.S. college and university market enabled McGraw-Hill Education to turn in a better than expected performance. To fortify our growth prospects, we restructured business operations in the fourth quarter.”

Education:“Revenue for this segment in 2007 increased 7.2% to $2.7 billion compared to 2006. Operating profit in 2007 grew by 21.5% to $400 million. Included in the segment’s 2007 operating profit is a pre-tax restructuring charge of $16.3 million in the fourth quarter for severance relating to a workforce reduction of 304 positions. In 2006, there were pre-tax restructuring charges of $5.6 million in the third quarter and $10.4 million in the fourth quarter.

“The segment’s operating margin in 2007 improved to 14.8%, up from 13.0% in 2006. Foreign exchange rates added $23.6 million to the growth in revenue, but had an immaterial effect on operating profit growth.

“In the fourth quarter of 2007, revenue for the segment increased by 4.3% to $550.9 million. Including restructuring charges, there was an operating loss of $0.8 million.

“The McGraw-Hill School Education Group’s revenue increased by 6.8% to $1.4 billion in 2007 and by 6.0% in the fourth quarter to $197.9 million compared to the same period a year ago.

“The McGraw-Hill Higher Education, Professional and International Group’s revenue increased by 7.6% in 2007 to $1.3 billion and by 3.4% in the fourth quarter to $353.0 million compared to the same period a year ago.

“A market-leading 32% capture rate in the state new adoption market that grew by about 19% was key to the McGraw-Hill School Education Group’s performance in 2007. Our success in both the K-5 and 6-12 markets underscores the effective integration of the previously separate elementary and secondary operations in the fall of 2006.

“Our K-12 science program led the competition in California and South Carolina. Our 6-8 math program took the leading share in Texas. Treasures, the K-5 balanced reading program, competed very well in the adoption states and in the open territory. The elementary series, Spotlight on Music, was the market leader in all six states adopting music in 2007. We also achieved significant market shares in small but profitable adoption categories such as health, business education, technical and vocational education, and family and consumer science.

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“The solid performance carried into the fourth quarter. We benefited from late-ordering activity in California for science, music and art. Treasures and our alternative basal programs, Everyday Mathematics and Imagine It, the successor to Open Court Reading, all won important orders in the fourth quarter.

“The strong performance of the new third edition of Everyday Mathematics helped offset some of the year-long softness in the open territory market. In a sluggish supplementary market, our reading and math intervention programs performed well.

“In the testing market, both custom and off-the-shelf products increased sales for the fourth quarter and the year. At $80 million over five years, the adoption of Acuity, our new formative testing program, by New York City, represented our largest testing contract win of 2007. Acuity went on to win state-wide adoptions in Indiana and West Virginia in the fourth quarter.

“In the Higher Education, Professional and International Group, we experienced growth in 2007 in college and university markets here and overseas and in professional publishing.

“We had a solid sales performance for the year and the fourth quarter in the U.S. college and university market. Our texts in economics, accounting, management, biology and math were key contributors to the improved performance for the year. Revenue from digital products, including Homework Manager and eBooks, also contributed to the upswing.

“In professional markets here and abroad, we benefited in 2007 from the publication of the tenth edition of the McGraw-Hill Encyclopedia of Science & Technology. Medical and business titles also sold well. These included Harrison’s Manual of Oncology, Harrison’s Principles of Internal Medicine, 16th Edition, and Harrison’s Manual of Medicine, Crucial Conversations: Tools for Talking When Stakes are High, and Influencer: The Power to Change Anything.

Financial Services: “Revenue for this segment in 2007 increased by 10.9% to $3.0 billion compared to last year. Operating profit grew by 13.1% to $1.4 billion. Included in the segment’s operating profit is a pre-tax gain of $17.3 million on the divestiture of a mutual fund data business in the first quarter and an $18.8 million pre-tax restructuring charge in the fourth quarter consisting mostly of severance relating to a workforce reduction of 172 positions, driven by the current business environment, as well as the consolidation of business support functions.

“The segment’s operating margin in 2007 improved to 44.6%, up from 43.8% in 2006. Foreign exchange rates positively affected revenue growth by $53.0 million and operating profit growth by $6.0 million.

“In the fourth quarter, revenue declined by 7.2% to $736.7 million. Including the restructuring charge, operating profit in the fourth quarter fell by 22.8% to $263.4 million.

“Revenue for Standard & Poor’s Credit Market Services, which provides independent global credit ratings and risk evaluations, increased by 9.2% to $2.3 billion in 2007 versus 2006. In the fourth quarter of 2007, Standard & Poor’s Credit Market Services’ revenue declined by 14.1% to $524.9 million compared to the same period in 2006.

“Revenue for Standard & Poor’s Investment Services, which provides comprehensive value-added financial data, information, investment indexes and research, increased by 16.3% to $782.1 million in 2007 compared to 2006. In the fourth quarter of 2007, Standard & Poor’s Investment Services’ revenue increased by 15.6% to $211.9 million compared to the same period in 2006.

“The results at Standard & Poor’s Credit Market Services underscore solid growth for the first three quarters of 2007 and the impact of a significant decline in the transaction-oriented structured finance market in the fourth quarter.

“The shift in 2007 is illustrated in the following table on changes in new issuance dollar volume for the first three quarters and the fourth quarter:

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U.S. New Issue Dollar Volume

Asset Class	% change First 9 Months 2007 vs. 2006	% change 4Q ‘07 vs. 4Q ‘06
Corporates	+36.3%	-13.0%
Public Finance	+23.1%	-6.8%
Mortgage-Backed Securities	-17.4%	-75.9%
Asset-Backed Securities	+3.2%	+5.1%
Collateralized Debt Obligations	+47.3%	-73.5%
Total U.S. Issuance	+10.3%	-41.7%
Sources: Thomson Financial and Harrison Scott Publications and Standard & Poor’s estimates

“In Europe, new issue dollar volume increased 20.3% for the first nine months and declined 24.3% in the fourth quarter.

“For 2007, total U.S. new issue dollar volume declined by 4.7%. In Europe, new issue dollar volume increased by 6.2% in 2007.

“The diversity of the S&P portfolio helped cushion the steep decline in new issue dollar volume in the fourth quarter. Revenue from non-transaction sources — surveillance fees, annual contracts and subscriptions — increased 19.0% to $328.3 million and represented 62.5% of Credit Market Services’ revenue in the fourth quarter of 2007 versus 45.1% for the same period in 2006. For 2007, non-transaction revenue grew by 19.0% and represented 53.8% of Standard & Poor’s Credit Market Services’ revenue versus 49.4% in 2006.

“A strong performance overseas also helped offset the decline in the U.S. market. International revenue of Credit Market Services slipped by 4.3% to $243.1 million in the fourth quarter, but grew by 15.6% in 2007. Domestic revenue declined by 21.0% in the fourth quarter and grew by 5.2% for 2007. International revenue represented 46.3% of S&P Credit Market Services’ revenue in the fourth quarter of 2007 versus 41.6% for the same period last year. For 2007, international revenue constituted 40.2% of S&P Credit Market Services total, up from 37.9% in 2006.

“We also benefited from ratings and services that are not directly linked to new public debt issuance. These non-traditional ratings and services, which include infrastructure financing, counterparty risk ratings, bank loan ratings and rating evaluation services, were off by 4.3% to $141.7 million in the fourth quarter, but grew by 16.4% for the year. Non-traditional ratings and services accounted for 27.0% of S&P Credit Market Services’ revenue in the fourth quarter versus 24.2% for the same period last year. For 2007, non-traditional ratings and services accounted for 25.5% of S&P Credit Market Services’ revenue versus 23.9% in 2006.

“S&P’s strength in the investment-grade corporate market was an important contributor to our results for the year and the fourth quarter. Public finance, where new issuance set a record in 2007, slowed in the fourth quarter.

“The diversity and breadth of the Financial Services portfolio was underscored by the performance of Standard & Poor’s Investment Services. Data and information products and index services from Standard & Poor’s Investment Services again produced solid gains for the year and the fourth quarter. At the end of 2007, assets under management in exchange-traded funds based on S&P indices had grown to a record $235.3 billion, a 46.0% increase over the prior year. In the fourth quarter, ten new exchange-traded funds based on S&P indices began trading, bringing the worldwide total in 2007 to 143. S&P receives payments based on assets under management.

“The average daily volume of derivative contracts based on S&P indices also increased in 2007. At the Chicago Mercantile Exchange, the E-mini contract daily average in 2007 was 1,691,113, an increase of 62.0% over 2006. The average daily volume of S&P 500 options contracts traded at the Chicago Board Options Exchange grew 51.6% to 622,345 in 2007. S&P is paid a royalty each time a contract is traded.

“The Capital IQ product continues to attract new customers and expand services. There were more than 2,200 customers at the end of 2007, up from 700 since the acquisition in 2004. Capital IQ’s expanded database now covers virtually all of the world’s public companies by market capitalization as well as the vast majority of private equity firms.

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Information & Media: “Revenue for this segment in 2007 increased 3.6% to $1.0 billion compared to last year. Operating profit grew 27.2% to $63.5 million. Included in the segment’s 2007 operating profit is a pre-tax restructuring charge of $6.7 million in the fourth quarter for severance relating to a workforce reduction of 114 positions. In 2006, there were pre-tax restructuring charges of $5.7 million in the third quarter and $3.0 million in the fourth quarter. The operating margin for 2007 was 6.2% versus 5.1% in 2006. Foreign exchange rates did not have a material effect on revenue, but reduced operating profit growth by $4.6 million.

“The segment’s 2007 results compared to 2006 reflect a change in revenue recognition for the transformation in 2006 of Sweets from primarily a print catalog to a bundled print and online service for the construction industry. In the new configuration, revenue is earned through the year as service is provided. As a result of the transformation, Sweets deferred revenue of $23.8 million and $21.1 million of operating profit in 2006, which was recognized ratably throughout 2007.

“In the fourth quarter of 2007, the segment’s revenue increased by 3.6% to $282.1 million compared to 2006. Including restructuring charges of $6.7 million, operating profit decreased 6.1% to $20.2 million.

“In 2007, growth in information products and services helped produce a 6.2% gain in revenue to $917.2 million for the Business-to-Business Group, which includes the following brands: J.D. Power and Associates, BusinessWeek, Platts, McGraw-Hill Construction and Aviation Week. In the fourth quarter, revenue for the Group increased 6.3% to $253.5 million compared to the same period in 2006.

“High prices and continuing volatility in energy markets created strong demand for Platts news and pricing services here and overseas for 2007 and in the fourth quarter. J.D. Power and Associates benefited from improved market penetration of its studies and proprietary services and growth in the Asia-Pacific markets.

“Advertising pages for BusinessWeek’s global print edition declined by 21.8% in the fourth quarter and 18.2% for the year, according to Publishers Information Bureau (PIB). As measured by PIB, BusinessWeek published 50 issues in both 2007 and 2006, and 14 issues in the fourth quarter of 2007 versus 13 in 2006. For revenue recognition, there were 49 issues in 2007 versus 50 in 2006 and 12 in the fourth quarter of both years.

“BusinessWeek.com advertising revenue was up 10.5% in the fourth quarter and 14.8% for 2007 compared to 2006.

“Reflecting the absence of political advertising in a non-election year, revenue at the Broadcasting Group in 2007 declined 14.6% to $103.0 million compared to 2006. In the fourth quarter, revenue was off 14.9% to $28.6 million. Excluding political advertising, time sales increased in the fourth quarter.

The Outlook: “We are facing a challenging economic environment in 2008. Nevertheless, we expect revenue growth in 2008 of 6% to 8% at McGraw-Hill Education and Information & Media, and a 2% to 4% increase at Financial Services.

“The diversity and breadth of our portfolio again will be a significant factor in the performance of Financial Services in 2008. The negative impact on the segment’s operating margin from the fall-off in structured finance will be partially offset by growth in other ratings markets and by Standard & Poor’s Investment Services. As a result, the segment’s operating margin may decline between 125 and 225 basis points in 2008.

“At McGraw-Hill Education, we expect operating profit to grow in the low single-digit range because of a substantial increase in prepublication amortization and stepped up investments in technology to accelerate the digital transformation of our business. Consequently, the operating margin at McGraw-Hill Education may decline 50 to 100 basis points in 2008.

“In Information & Media, we anticipate improvement in the operating margin this year.

“As a result, we now expect to produce another year of growth with earnings per share increasing by 3% to 5% in 2008. Net income, reflecting increased interest expense for share buybacks, will decline slightly.

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“Guidance for 2008 excludes:
-	$0.08 restructuring charge in the fourth quarter of 2007, and
-	$0.03 gain from the divestiture of a mutual fund data business in 2007.

“We got off to a very fast start in 2007, so comparisons in the first half of 2008 will be very challenging. We expect a better performance in the second half and to finish 2008 on an upswing.”

Non-GAAP Measures
In addition to including financial measures under accounting principles generally accepted in the United States of America (U.S. GAAP), The McGraw-Hill Companies disclosed non-GAAP measures for the fiscal years 2007 and 2006 and for the fourth quarters of 2007 and 2006. The Company also disclosed non-GAAP measures for the 2008 outlook. These non-GAAP measures exclude the impact of restructuring charges, charges relating to the elimination of the stock restoration program, and a gain on the sale of the Company’s mutual fund data business. The non-GAAP measures are provided because management believes they provide useful supplemental information for meaningful comparisons of the Company’s results. For a reconciliation of the 2007 and 2006 non-GAAP financial measures, see the table included as Exhibit 3.

Conference Call/Webcast Details: The Corporation’s senior management will review the fourth quarter 2007 earnings results on a conference call scheduled for this morning, January 24, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in by 8:20 AM Eastern Time and register before the start of the call. Domestic participants may call toll-free (888) 323-5423; international participants may call +1 (415) 228-5016 (long-distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=1738923 (Please copy and paste URL into web browser). The prepared remarks and slides will be available for downloading from the Investor Relations Website’s Investor Presentations archive several hours after the end of the call and a Webcast replay will be available until January 31, 2008.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2007 were $6.8 billion. Additional information is available at www.mcgraw-hill.com.

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The McGraw-Hill Companies
Statements of Income
Periods ended December 31, 2007 and 2006

(in thousands, except per share data)

(unaudited)	Three Months			Twelve Months
	2007	2006	% Change	2007	2006	% Change

Revenue	$1,569,688	$1,594,346	-1.5%	$6,772,281	$6,255,138	8.3%

Expenses, net	1,332,833	1,268,198	5.1%	5,126,473	4,836,684	6.0%
Other income	-	-	N/M	17,305	-	N/M

Income from operations	236,855	326,148	-27.4%	1,663,113	1,418,454	17.2%

Interest expense, net	11,855	70	N/M	40,581	13,631	N/M

Income from operations before taxes on income	225,000	326,078	-31.0%	1,622,532	1,404,823	15.5%

Provision for taxes on income	84,375	121,301	-30.4%	608,973	522,592	16.5%

Net income	$140,625	$204,777	-31.3%	$1,013,559	$882,231	14.9%

Earnings per common share:

Basic	$0.43	$0.58	-25.9%	$3.01	$2.47	21.9%

Diluted	$0.43	$0.56	-23.2%	$2.94	$2.40	22.5%

Dividend per common share	$0.2050	$0.1815	12.9%	$0.8200	$0.7260	12.9%

Average number of common shares outstanding:
Basic	324,350	352,965		336,210	356,467
Diluted	330,765	364,160		344,785	366,878

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment
Periods ended December 31, 2007 and 2006
(dollars in thousands)

Revenue	Three Months			Twelve Months
(unaudited)	2007	2006	% Favorable (Unfavorable)	2007	2006		% Favorable (Unfavorable)

McGraw-Hill Education	$550,873	$528,117	4.3%	$2,705,831	$2,524,151		7.2%
Financial Services	736,740	794,066	-7.2%	3,046,229	2,746,442		10.9%
Information & Media	282,075	272,163	3.6%	1,020,221	984,545	(a)	3.6%
Total revenue	$1,569,688	$1,594,346	-1.5%	$6,772,281	$6,255,138		8.3%

Operating Profit	Three Months			Twelve Months
(unaudited)	2007 (b)	2006	% Favorable (Unfavorable)	2007 (b)	2006 (e)	% Favorable (Unfavorable)

McGraw-Hill Education (c) (d)	$(791)	$4,377	N/M	$399,990	$329,125	21.5%
Financial Services (f)	263,447	341,096	-22.8%	1,359,477	1,202,289	13.1%
Information & Media (c) (d)	20,212	21,522	-6.1%	63,467	49,888 (a)	27.2%
Total operating segments	282,868	366,995	-22.9%	1,822,934	1,581,302	15.3%
General corporate expense (c) (d)	(46,013)	(40,847)	-12.6%	(159,821)	(162,848)	1.9%
Interest expense, net	(11,855)	(70)	N/M	(40,581)	(13,631)	N/M
Total operating profit*	$225,000	$326,078	-31.0%	$1,622,532	$1,404,823	15.5%

N/M -not meaningful

*	Income from operations before taxes on income

(a)
As a result of the transformation of Sweets from a print catalog to a bundled print and online service, Sweets deferred revenue of $23.8 million and $21.1 million of operating profit in the fourth quarter of 2006, which was recognized ratably throughout 2007.

(b)
2007 operating profit for the three and twelve month periods includes a pre-tax restructuring charge of $43.7 million as follows: McGraw-Hill Education, $16.3 million; Financial Services, $18.8 million; Information & Media, $6.7 million; and Corporate, $1.9 million.

(c)
2006 operating profit for the three month period includes a pre-tax restructuring charge of $16.1 million as follows: McGraw-Hill Education, $10.4 million; Information & Media, $3.0 million; and Corporate, $2.7 million.

(d)
2006 operating profit for the twelve month period includes a pre-tax restructuring charge of $31.5 million as follows: McGraw-Hill Education, $16.0 million; Information & Media, $8.7 million; and Corporate, $6.8 million.

(e)
2006 operating profit for the twelve month period includes a one-time pre-tax charge of $23.8 million related to the elimination of the Company's restoration stock option program as follows: McGraw-Hill Education, $4.2 million; Financial Services, $2.1 million; Information & Media, $2.7 million; and Corporate, $14.7 million.

(f)	2007 operating profit for the twelve month period includes a $17.3 million pre-tax gain on the sale of the Company's mutual fund data business in the first quarter of 2007.

Exhibit 2

The McGraw-Hill Companies
Operating Results Adjusted by Segment
Periods ended December 31, 2007 and 2006

(dollars in thousands)

(unaudited)	Three Months			Twelve Months
	2007	2006	% Favorable (Unfavorable)	2007	2006	% Favorable (Unfavorable)

Operating Profit

McGraw-Hill Education	$(791)	$4,377	N/M	$399,990	$329,125	21.5%
Restructuring charge	16,348	10,441		16,348	16,003
Charge relating to the elimination of stock restoration program	-	-		-	4,244
McGraw-Hill Education adjusted	15,557	14,818	5.0%	416,338	349,372	19.2%

Financial Services	263,447	341,096	-22.8%	1,359,477	1,202,289	13.1%
Restructuring charge	18,824	-		18,824	-
Charge relating to the elimination of stock restoration program	-	-		-	2,146
Gain on sale of mutual fund data business	-	-		(17,305)	-
Financial Services adjusted	282,271	341,096	-17.2%	1,360,996	1,204,435	13.0%

Information & Media (a)	20,212	21,522	-6.1%	63,467	49,888	27.2%
Restructuring charge	6,717	2,993		6,717	8,742
Charge relating to the elimination of stock restoration program	-	-		-	2,713
Information & Media adjusted	26,929	24,515	9.8%	70,184	61,343	14.4%

Total operating segments	282,868	366,995	-22.9%	1,822,934	1,581,302	15.3%
Restructuring charge	41,889	13,434		41,889	24,745
Charge relating to the elimination of stock restoration program	-	-		-	9,103
Gain on sale of mutual fund data business	-	-		(17,305)	-
Total operating segments adjusted	324,757	380,429	-14.6%	1,847,518	1,615,150	14.4%

General corporate expense	(46,013)	(40,847)	-12.6%	(159,821)	(162,848)	1.9%
Restructuring charge	1,860	2,653		1,860	6,784
Charge relating to the elimination of stock restoration program	-	-		-	14,662
General corporate expense adjusted	(44,153)	(38,194)	-15.6%	(157,961)	(141,402)	-11.7%

Interest expense, net	(11,855)	(70)	N/M	(40,581)	(13,631)	N/M
Total operating profit adjusted*	$268,749	$342,165	-21.5%	$1,648,976	$1,460,117	12.9%

N/M - not meaningful

*	Income from operations before taxes on income excluding charges for restructuring and the elimination of stock restoration program, as well as a gain on sale of mutual fund data business.

(a)
Operating profit for the twelve months ended December 31, 2006 reflects a deferral of $21.1 million related to the transformation of Sweets from a print catalog to a bundled print and online service, which was recognized ratably throughout 2007.

Non-GAAP Measures

In addition to including financial measures under accounting principles generally accepted in the United States of America (U.S. GAAP), The McGraw-Hill Companies disclosed non-GAAP measures for the fiscal years 2007 and 2006 and the fourth quarters of 2007 and 2006. These non-GAAP measures exclude the impact of restructuring charges, charges relating to the elimination of the stock restoration program and a gain on the sale of the Company's mutual fund data business. The non-GAAP measures are provided because management believes they provide useful supplemental information for meaningful comparisons of the Company's results.

Exhibit 3

The McGraw-Hill Companies
Financial Services Segment
Quarterly Revenue Detail

(in thousands)

(unaudited)	Credit Market Services			Investment Services			Total Financial Services
	2007	2006	% Change	2007	2006	% Change	2007	2006	% Change
Quarter ending March 31	$545,011	$444,444	22.6%	$183,871	$155,556	18.2%	$728,882	$600,000	21.5%
Quarter ending June 30	635,717	513,370	23.8%	185,276	163,943	13.0%	820,993	677,313	21.2%
Quarter ending September 30	558,495	505,185	10.6%	201,119	169,878	18.4%	759,614	675,063	12.5%
Quarter ending December 31	524,887	610,853	-14.1%	211,853	183,213	15.6%	736,740	794,066	-7.2%

Total Revenue	$2,264,110	$2,073,852	9.2%	$782,119	$672,590	16.3%	$3,046,229	$2,746,442	10.9%

Exhibit 4

CONTACT:	Media Relations Contacts:
Steven H. Weiss
Vice President, Corporate Communications
+1-212-512-2247 office
+1-917-699-9389 mobile
weissh@mcgraw-hill.com

Frank Briamonte
Senior Director, Corporate Communications
+1-212-512-4145 office
+1-201-725-6133 mobile
frank_briamonte@mcgraw-hill.com

Investor Relations:
Donald S. Rubin
Senior Vice President, Investor Relations
+1-212-512-4321 office
donald_rubin@mcgraw-hill.com